Exhibit 10.46

WARRANT REDEMPTION AGREEMENT

THIS WARRANT REDEMPTION AGREEMENT (this “Agreement”) is entered into as of December 23, 2013, by and among Sotherly Hotels Inc., a Maryland corporation formerly known as MHI Hospitality Corporation (the “Company”), as issuer of the Warrant (as hereinafter defined), and Essex Illiquid, LLC, a Delaware limited liability company (“Essex Illiquid”), and Richmond Hill Capital Partners, LP, a Delaware limited partnership (“Richmond Hill”, and together with Essex Illiquid, the “Initial Holders”), as the initial holders of the Warrant. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant.

WHEREAS, reference is made to (i) that certain Warrant dated as of April 18, 2011 (as amended by an Amendment to Warrant dated as of December 21, 2011, an Amendment No. 2 to Warrant dated as of July 10, 2012, and an Amendment No. 3 to Warrant dated as of October 23, 2013, the “Warrant”); (ii) that certain Registration Rights Agreement dated as of April 18, 2011 between the Company and the Initial Holders relating to the Warrant (the “Registration Rights Agreement”); and (iii) that certain Warrant Redemption Agreement dated as of October 23, 2013 between the Company and the Initial Holders relating to the Warrant (the “First Warrant Redemption Agreement”); and

WHEREAS, the Company desires to redeem 100% of the Warrant, and the Initial Holders have agreed to such redemption, all on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Company hereby redeems 100% of the Warrant corresponding to an aggregate of 1,000,000 Issuable Warrant Shares (the “Redeemed Warrant Shares”), of which number 920,000 shall be redeemed from among those Issuable Warrant Shares subject to exercise rights by Essex Illiquid and 80,000 shall be redeemed from among those Issuable Warrant Shares subject to exercise rights by Richmond Hill.

2. The aggregate consideration payable by the Company in respect of the redemption of the Redeemed Warrant Shares shall be $3,975,000.00 (the “Redemption Consideration”), of which $3,657,000.00 shall be payable by the Company to Essex Illiquid and $318,000.00 shall be payable by the Company to Richmond Hill. Immediately upon execution and delivery of this Agreement by the parties hereto, the Company shall pay the entirety of the Redemption Consideration to the Initial Holders by wire transfer of immediately available funds to a bank account designated by each Initial Holder for such purpose. Upon payment in full of the Redemption Consideration, (i) the Redeemed Warrant Shares shall no longer be Issuable Warrant Shares under the Warrant and (ii) the Warrant, the Registration Rights Agreement and the First Warrant Redemption Agreement, and all rights and obligations of the Company and the Initial Holders thereunder, shall terminate and be extinguished.

3. Effective upon payment in full of the Redemption Consideration in accordance with the preceding paragraph, each of the Initial Holders, on behalf of itself and its employees, agents, equity owners, officers, directors, affiliates, successors and assigns (the “Initial Holders Releasors”), hereby releases and forever discharges the Company and its past and present employees, agents, equity owners, officers, directors, affiliates, successors and assigns (the “ Company Releasees”) from all actions, causes of action, claims, demands, suits, obligations and liabilities whatsoever, whether known or unknown, whether foreseeable or unforeseeable, whether contingent or non-contingent and whether past, present or future (“Claims”), which the Initial Holders Releasors, or any of them, may now or hereafter have or assert against the Company Releasees, or any of them, arising from, on account of or in relation to the Warrant, the Redeemed Warrant Shares or Issuable Warrant Shares, the Registration Rights Agreement, or the First Warrant Redemption Agreement (excepting solely those Claims arising pursuant to the terms of this Agreement); provided, however, the foregoing release shall not release the Company Releasees from an obligations they have or may in the future have to Ryan Taylor, as a director of the Company, including but not limited to any expense reimbursement or indemnification obligation.

4. Effective upon payment in full of the Redemption Consideration in accordance with the preceding paragraph, each of the Company Releasees hereby releases and forever discharges the Initial Holders Releasors from all Claims which the Company Releasees, or any of them, may now or hereafter have or assert against the Initial Holders Releaseors, or any of them, arising from, on account of or in relation to the Warrant, the Redeemed Warrant Shares or Issuable Warrant Shares, the Registration Rights Agreement, or the First Warrant Redemption Agreement (excepting solely those Claims arising pursuant to the terms of this Agreement).

5. Each of the Initial Holders (a) represents and warrants to the Company that it owns that portion of the Warrant attributable to such Initial Holder under the terms of the Warrant free and clear of all liens and encumbrances and has not transferred any of its right, title or interest in and to the Warrant and (b) agrees and acknowledges that the Redemption Consideration represents fair value for the Issuable Warrant Shares redeemed hereby and that no adjustment to the Redemption Consideration shall be made regardless of the future performance of the Company or any of the Company’s equity securities.

6. The parties hereto acknowledge and agree that from and after the date hereof, neither of the Initial Holders shall be an “Excepted Holder” within the meaning of the Articles of Amendment and Restatement of the Company, as amended.

7. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

8. This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

9. This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first written above.

THE COMPANY:

SOTHERLY HOTELS INC.

By:	/s/ David R. Folsom
	Name:	David R. Folsom
	Title:	President and Chief Operating Officer

THE INITIAL HOLDERS:

ESSEX ILLIQUID, LLC

By:	Richmond Hill Investments, LLC,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Managing Director and Authorized Signatory

RICHMOND HILL CAPITAL PARTNERS, LP

By:	Richmond Hill Investment Co., LP,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Authorized Signatory

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